EXHIBIT 99.1

Corcept Therapeutics Announces Fourth Quarter and Full-Year 2018 Preliminary Selected Financial Results; Provides 2019 Revenue Guidance

  2018 revenue of $251.2 million, an increase of 58 percent from 2017
  Fourth quarter revenue of $66.8 million, an increase of 25 percent from fourth quarter 2017
  Repurchase in the fourth quarter of 1.1 million shares of common stock, pursuant to the company’s stock repurchase program
  Cash and investments at December 31, 2018 of $206.8 million
  2019 revenue guidance of $285 – $315 million

MENLO PARK, Calif., Jan. 31, 2019 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ: CORT), a company engaged in the discovery, development and commercialization of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today reported preliminary fourth quarter revenue of $66.8 million, compared to $53.3 million in the fourth quarter of 2017.  Preliminary 2018 revenue was $251.2 million, an increase of 58 percent from 2017.  Corcept projects 2019 revenue of $285 - $315 million. These results are prior to the completion of the company’s annual independent audit and are subject to adjustment.

Cash and investments increased by $10.1 million in the fourth quarter, to $206.8 million. This increase was after the expenditure of $14.8 million to acquire 1.1 million shares of the company’s common stock pursuant to its stock repurchase program.  Under the terms of the program as currently authorized, $76.3 million remains available for the repurchase of shares.

“Our Cushing’s syndrome franchise grew significantly in 2018, as more physicians prescribed Korlym for the first time and experienced prescribers identified additional patients who could benefit from the medication,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “We expect the increase in first-time and repeat Korlym prescribers to continue in 2019.

“Korlym’s robust revenue has allowed us, and will continue to allow us, to advance our proprietary selective cortisol modulators as potential treatments in a wide variety of serious disorders.   Relacorilant, our candidate to succeed Korlym, began Phase 3 last year.  In 2019, we plan to start Phase 2 trials in patients with metastatic ovarian, pancreatic and castration-resistant prostate cancers, non-alcoholic steatohepatitis (NASH) and antipsychotic-induced weight gain.  These programs represent the future of Corcept.”

Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol. Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20-50. In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year. Symptoms vary, but most people experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Corcept Therapeutics Incorporated

Corcept is engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol. Our first approved product, Korlym®, was the first FDA-approved treatment for patients with Cushing’s syndrome.  Korlym inhibits the effects of excess cortisol by modulating activity at the glucocorticoid receptor, one of the two receptors to which cortisol binds. We have discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol but not progesterone. We own extensive United States and foreign intellectual property covering the composition of these selective cortisol modulators and the use of cortisol modulators, including Korlym, to treat a wide variety of serious disorders.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements, which are based on our current plans and expectations and are subject to risks and uncertainties that might cause actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, our ability to generate sufficient revenue to fund our commercial operations and development programs; the protections afforded by Korlym’s Orphan Drug designation and our intellectual property; the availability of competing treatments, including generic versions of Korlym; our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym; and risks related to the development of our product candidates, including regulatory approvals, mandates, oversight and other requirements. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. In this press release, forward looking statements include our 2019 revenue guidance and statements concerning continuation of the increase in first-time and repeat Korlym prescribers in 2019 and the progress, timing, design and results of our development programs, including our clinical trials and the therapeutic attributes and clinical and commercial advancement of relacorilant and our other selective cortisol modulators.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com